Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in OptiCare Health Systems, Inc.'s
Registration Statement No. 333-34628 on Form S-8 and Registration Statement No.
333-104802 on Form S-8 of our report dated March 29, 2004, August 30, 2004 as to the effects of the restatement discussed in Note 2, and as to Notes 3, 12, 23
(which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement discussed in Note 2, the Company's change in accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142 and the Company's change in accounting for extraordinary items to conform to Statement of Financial Accounting Standard
No. 145) appearing in this Annual Report on Form 10-K/A of OptiCare Health
Systems, Inc. and subsidiaries for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Stamford, Connecticut
August 30, 2004